CONTACTS:

Jeffrey Goldberger / Yemi Rose
KCSA Strategic Communications
212-896-1249 / 212-896-1233
jgoldberger@kcsa.com / yrose@kcsa.com

Constantine Theodoropulos
Base Pair Communications
617-401-3116
constantine@basepaircomm.com

Rexahn To Raise $5 Million in Registered Direct Offering

Rockville, MD, October 19, 2009 - Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN), a clinical stage biopharmaceutical company focused on developing multi-indication therapeutics in CNS and oncology, today announced it has entered into definitive agreements to sell 6,072,383 shares of its common stock at a price per share of $0.8234 pursuant to a registered direct offering to institutional investors, resulting in gross proceeds of approximately $5 million.

Investors will also receive warrants to purchase 2,125,334 shares of Rexahn Pharmaceuticals Inc.’s common stock. The warrants have an exercise price of $1.00 per share and are exercisable at any time on or after the closing date and prior to the 5 year anniversary of such initial issuance date.

The closing of the offering is expected to take place subject to the satisfaction of customary closing conditions. Rexahn Pharmaceuticals, Inc. plans to use the net proceeds from the offering for research and development and general corporate purposes.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM: RODM), acted as the exclusive placement agent for this transaction.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage pharmaceutical company dedicated to commercializing first in class and market leading therapeutics for cancer, disorders of the CNS,  sexual dysfunction and other unmet medical needs.  Rexahn currently has three drug candidates in Phase II clinical trials – Archexin™, Serdaxin™, and Zoraxel™ – all potential best in class therapeutics, and a robust pipeline of preclinical compounds to treat multiple cancers and CNS disorders.  Rexahn also has key R&D programs in cancer nano-medicines and multi-target aimed ligands drug discovery technologies.  For more information, please visit www.rexahn.com

Safe Harbor
This press release contains forward-looking statements. Rexahn’s actual results may differ materially from anticipated results, and expectations expressed in these forward-looking statements, as a result of certain risks and uncertainties, including Rexahn's lack of profitability, and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn’s development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn’s product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn’s claims; demand for and market acceptance of Rexahn’s drug candidates; Rexahn’s reliance on third party researchers and manufacturers to develop its product candidates; Rexahn’s ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission.  Rexahn assumes no obligation to update these forward-looking statements.

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